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                                                                    EXHIBIT 10.5


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                                                                   Nov. 15, 1999


Mr. Gary Lee


INTEGRAPHICS SYSTEMS, INC.
4001 BURTON DRIVE
SANTA CLARA, CA 95054
U.S.A.

                   Re: TSMC Terms and Conditions ("T & C")
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Dear Mr. Gary Lee:

Please be advised that effective immediately, all sales made by TSMC to your company will be in accordance with the following standard TSMC T & C. The T & C will also retroactively apply to all past transactions between our companies, thereby replacing and superseding all previous terms of sale as stated in purchase orders issued by you or in any other form.

                             TERMS AND CONDITIONS

1. ACCEPTING: Taiwan Semiconductor Manufacturing Co., Ltd. ("TSMC") acknowledges the receipt of the Purchase Order by its issuer ("BUYER"). TSMC hereby objects to any and all terms and conditions (if any) stated in BUYER'S Purchase Order. TSMC agrees to manufacture the goods specified in the Purchase Order without BUYER's objections to the following terms and conditions ("T & C"). Failure to object promptly in writing to any of the T & C shall constitute its acceptance by BUYER.

2. PACKING, SHIPMENT, RISK OF LOSS: TSMC shall deliver the goods to BUYER in accordance with the terms and conditions of the INCOTERMS 1990 - EXW (Ex Works TSMC's fab). Title and risk of loss shall pass to BUYER upon delivery to a carrier. TSMC shall package the goods in accordance with good commercial practice. The date of the bill of lading or other receipts issued by the carrier shall be conclusive proof of the date and fact of shipment of the goods.

3. DELIVERY SCHEDULE: Delivery schedules as provided by TSMC in connection to the Purchaser Order shall be binding. TSMC shall report to BUYER of any anticipated or actual delays in shipment and at that time, the parties shall negotiate a mutually agreeable amended delivery schedule. At all times BUYER shall be liable to TSMC for any goods actually delivered or services performed prior to the date of any such notice. In the event that BUYER requests TSMC to hold the production process of any goods ordered, such hold shall be subject to terms to be mutually agreed upon by both parties.

4. INSPECTION AND ACCEPTANCE: All goods shall be subject to final inspection and acceptance at BUYER's principal place of business or such other destination as is specified in the Purchase Order within a reasonable time after delivery but in no event later than ninety (90) days. In case any item is defective in material or workmanship, or otherwise not in conformity with any specifications agreed upon by the parties in writing, BUYER shall immediately contact TSMC to reach a mutual agreement to bring the goods to an acceptable level.

5. CHANGES: No changes shall be made to the Purchase Order without mutual agreement of both parties. BUYER specifically agrees that it shall make no change in any design, configuration, material, part, manufacture or test process which has been approved by TSMC and which is applicable to the Purchase Order without the prior approval by TSMC. Breach of this obligation shall be considered as a material breach of T & C.

Notwithstanding the above, TSMC has the right to make any changes to the manufacturing technology and equipment used for the goods purchased herein which may affect prices, delivery schedule, yield, and function of the goods ("Major Changes"). TSMC shall provide forty-five (45) days prior written notice to BUYER on any Major Changes. If BUYER does not notify its acceptance or rejection of the Major Changes during the foregoing period, the Major Changes shall be deemed accepted by BUYER and TSMC has the right to implement the Major Changes on or after the forty-sixth day after the notice.

6. PRICES AND TAXES: Pricing of the goods purchased herein shall be agreed by both parties. Unless otherwise specified, the prices set forth in the Purchase Order are net of any and all taxes. BUYER agrees to pay for all applicable taxes regardless if it is itemized on the invoices. All invoices are due net thirty
(30) days after invoice date unless otherwise agreed between parties signed by both parties' authorized representatives.

7. DEFAULT: BUYER shall be deemed in default of its performance of T & C for any action or omission constituting a breach of contract law, including but not limited to: (a) BUYER's failure to comply with any agreement, including without limitation, this T & C; or (b) BUYER's failure to pay for the goods in a timely manner. Notice of default will be given by TSMC to BUYER. If BUYER is in default, TSMC may terminate the Purchase Order, T & C or any part thereof and invoke all rights and remedies provided by law or under T & C. TSMC may charge BUYER for any excess costs thereby incurred in addition to any other damages it suffers as a result of the default.

8. WARRANTIES: TSMC warrants that the goods delivered hereunder shall meet the specifications and are within industry standards as agreed upon by the parties and shall be free from defects in material and workmanship under normal use for a period of one (1) year from the date of shipment. If, during the one year period, i) TSMC is notified promptly in writing of a detailed description of the alleged defects upon discovery of any defects in the goods, and ii) such goods are returned to TSMC, and iii) TSMC's examination of such goods reveals that such goods are indeed defective and defects are not caused by accident, abuse, misuse, neglect, improper installation or packaging, repair or alteration by someone other than TSMC, or improper testing or use contrary to instructions given by TSMC, then TSMC will, at its option, either repair, replace, or credit BUYER for such defective goods. TSMC shall return any goods repaired or replaced under this warranty to BUYER, transportation prepaid, and shall reimburse BUYER for the transportation charges paid by BUYER for returning such defective goods to TSMC. This warranty shall not act to extend the above one (1)-year warranty period for any goods repaired or replaced beyond the original warranty term. Notwithstanding the above, prior to any return of allegedly defective goods by BUYER pursuant to this section, BUYER shall first offer TSMC the opportunity to inspect the goods at BUYER's facilities.

The foregoing warranty constitutes TSMC's exclusive liability, and BUYER's exclusive remedy for any non-conformity of the goods or for any defects in material or workmanship of the goods delivered hereunder. THE FOREGOING WARRANTY SHALL BE IN LIEU OF ANY AND ALL OTHER WARRANTIES, EXPRESS, IMPLIED OR STATUTORY, INCLUDING BUT NOT LIMITED TO, THE WARRANTIES OF MERCHANTABILITY AND FITNESS FOR A PARTICULAR PURPOSE, ALL OF WHICH ARE HEREBY EXPRESSLY DISCLAIMED.

9. CONFIDENTIAL INFORMATION: Parties agree to maintain all confidential information in accordance to the confidentiality agreement signed between parties. In the event no such agreement is in place, parties agree not to disclose any information relating to this business transaction, including but not limited to all specifications, drawings, technical data, software tools, dies, fixtures, materials or other items furnished by the disclosing party. Such confidential information shall remain the property of the disclosing party and shall be returned immediately upon request to the disclosing party without added cost. Except for TSMC's intellectual property rights vested in the masks, the masks generated by TSMC from BUYER's database tapes shall be the property of BUYER, and will be returned to BUYER or scrapped at TSMC upon BUYER'S request. In the event a mask is held at TSMC for over one (1) year after production, TSMC has the right to return the mask to BUYER at BUYER's cost and risk to BUYER's last known address upon thirty (30) days' written notice.

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10.  INDEMNIFICATION:  In the event BUYER, its employees, agents or subcontractors enters premises occupied or under control of TSMC or its designated fabs, BUYER shall indemnify and hold TSMC, its officers, directors, employees, and other parties harmless from any loss, cost, damage, expense or liability by reason of loss, property damage, or personal injury arising from any acts or omissions of BUYER, its employees, agents, or subcontractors.

11. INTELLECTUAL PROPERTY INDEMNIFICATION: BUYER warrants and guarantees that goods ordered under the Purchase Order do not infringe any valid patent, trademark, copyright, mask work right, trade secret, or other intellectual property rights owned or controlled by any other corporation, firm, or person. BUYER shall, at its own expense, indemnify and hold TSMC, its subcontractors, successors or assigns harmless from and against any expense and loss resulting from any direct infringement of any patent, trademark, copyright, mask work right, trade secret, or other intellectual property rights of any third party to the extent arising from TSMC's compliance with or implementation of any of BUYER's instructions, specifications, designs or requirements to manufacture, sell, and/or ship the goods for or to Customer. TSMC shall notify BUYER promptly in writing and give authority, information and assistance to enable BUYER to defend at BUYER's expense. BUYER shall pay all damages and costs awarded therein against TSMC, its subcontractors, successors or assigns. In case any goods, or any part thereof is the subject matter of any intellectual property infringement dispute, TSMC shall also have the right to stop the production of such goods. In the event that TSMC so stops production of such goods, BUYER shall be responsible for the costs incurred by TSMC that are directly related to the production of such goods.

Except as provided above, TSMC shall, at its own expense, indemnify and hold BUYER harmless from and against any expenses and losses resulting from any direct infringement of any patent, trademark, copyright, mask work right, trade secret, or other intellectual property rights of any third party to the extent arising from the manufacturing process provided and used by TSMC to manufacture the goods purchased, excluding, however, infringement arising from or in connection with TSMC's use of equipment, materials or supplies provided to TSMC by a third party. BUYER shall notify TSMC promptly in writing and give authority, information and assistance to enable TSMC to defend at TSMC's expense. TSMC shall pay all damages and costs awarded therein against BUYER.

12. LIMITATION OF LIABILITY: In no event shall TSMC be liable for any indirect, special, incidental or consequential damages (including loss of profits and loss of use) resulting from, arising out of, or in connection with TSMC's performance or failure to perform under this Purchase Order or T & C, or resulting from, arising out of, or in connection with TSMC's producing, supplying, and/or sale of the goods or any part thereof, whether due to a breach of contract, breach of warranty, tort, or negligence of TSMC, or otherwise.

13. EXPORT CONTROL: Each party will take all appropriate measures to comply with all applicable export control regulations and will keep the other party fully harmless from all damages arising out of or in connection with any violation.

14. NON-ASSIGNMENT: Any assignment by BUYER of any interest of the Purchase Order, or any payment due or to become due hereunder, or any delegation of BUYER'S obligations hereunder, without a written consent of TSMC, shall be void.

15. TERMINATION: If BUYER ceases to conduct its operation in the normal course of business (including inability to meet its obligations as they mature) or if any proceeding under any bankruptcy or insolvency laws is brought against BUYER, or a receiver for BUYER is appointed or applied for, or an assignment for the benefit of creditors is made by BUYER, TSMC may terminate this Purchase Order without liability except for deliveries previously made or for goods then completed and subsequently delivered in accordance with the terms herein.

16. SUBCONTRACTING: BUYER agrees that TSMC has right to subcontract mask vendors, testing houses and/or assembly houses of its choice for the goods ordered.

In addition to the above, after discussion with BUYER, TSMC may manufacture all or part of the goods ordered at one or more TSMC and/or TSMC affiliated companies fabs at TSMC's discretion.

17. GENERAL: TSMC's failure to enforce at any time or for any period of time of the provisions hereof shall not be construed a waiver of such provisions nor of the right of TSMC thereafter to enforce each and every provision herein contained. The Purchase Order and its related schedules constitute the entire understanding between the parties with respect to the purchase and sale of the specified goods and services and supersede all previous negotiations, commitments, and writings with respect thereto. Any alteration, modification or amendment to any of the provisions herein shall not be binding unless set forth in writing and signed by the duly authorized representatives of both parties. Any dispute, controversy or claim relating to T & C shall be solely and finally settled under the Rules of Arbitration of the International Chamber of Commerce. This T & C shall be governed and interpreted in accordance with the laws of the Republic of China.

Please acknowledge your acceptance of the T & C as well as its above mentioned scope of application by signing below and returning the signed copy to us. If we do not receive your signed acknowledgement within 14 days from the date of this letter, the T & C and its said scope of application shall be deemed accepted by your.

Thank you for your attention to this matter.

Sincerely,

/s/ Ron Norris

Ron Norris                          Accepted by:
Senior Vice President               INTEGRATED SYSTEMS, INC.
Worldwide Marketing & Sales

                                    /s/ Gary Liu

                                    _____________________________________
                                    By: Gary Liu

                                    Title: Director of Operations

                                    Date:  11/22/99

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